Exhibit 23.2

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Zynex, Inc.’s Registration Statement (File No. 333-220366) on Form S-8 of our report dated February 28, 2018, relating to the December 31, 2017 consolidated financial statements, which appears in Zynex, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2018.

/s/ EKS&H, LLLP

February 26, 2019

Denver, CO